BRF S.A.

Publicly Held Company

CNPJ Nº 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS HELD ON MARCH 9, 2017

1.           Date, Time and Place: Held on March 9, 2017, at 09:00 hours, at the office of BRF S.A. (“Company”) located at Av. Engenheiro Billings, n° 1.729, Nº 1.400, 5th floor, in São Paulo City, state of São Paulo.

2.           Presiding Board: Chairman: Abilio dos Santos Diniz. Secretary: Larissa Brack.

3.           Summons and Presence: The meeting was duly held, with a majority of the members of the Board of Directors present, within the terms of article 21, clause 4, of the Company´s Bylaws: Messieurs Abilio dos Santos Diniz, Renato Proença Lopes, Henri Philippe Reichstul, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Manoel Cordeiro Silva Filho e Walter Fontana Filho.

4.           Agenda: Change in the Management.

5.           Resolutions: The members of the Board of Directors accepted and approved, unanimously and without any reservations, the resignation of Mr. José Alexandre Carneiro Borges, Chief Financial and Investor Relations Officer and of Mr. Rodrigo Reghini Vieira, who serves as Innovation, Marketing and Quality. The Board decided that Mr. Pedro de Andrade Faria will temporarily cumulate the position of Investor Relations Officer and Global Chief Executive Officer, with a unified term of office until July 11, 2018. In addition, Mr. Elcio Mitsuhiro Ito will temporarily be the head of the Finance area.

The present resolution is taken based on the materials presented to the Board of Directors which were filed at the Company´s head office.

The Company Directors are hereby authorized to carry out all and any acts and sign all and any documents needed for the implementation of the resolutions now approved.

Approval and Signing of the Minutes: There being no other matters to be discussed, the Chairman declared the meeting closed, during which time the present minutes were drawn up in summary form and, having been read and found correct by

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6.           all those present, were signed. Signatures: Supervisory Board: Abilio dos Santos Diniz – Chairman; Larissa Brack – Secretary. Members: Messieurs Abilio dos Santos Diniz, Renato Proença Lopes, Henri Philippe Reichstul, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Manoel Cordeiro Silva Filho e Walter Fontana Filho.

I certify that the present minutes are an accurate copy of the original which is filed in Book Number 5, pages 127 to 129, of the minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

___________________________

Larissa Brack

Secretary

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